Exhibit 10.16

RELYPSA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Kristine M. Ball (“Executive”) and Relypsa, Inc. (the “Company”) (together referred to herein as the “Parties”), effective as of September 24, 2013 (the “Effective Date”). This Agreement supersedes in its entirety that certain employment letter agreement dated as of October 31, 2012 (the “Prior Agreement”) and any agreement to which the Company is a party with respect to Executive’s employment with the Company, except for the Proprietary Information and Inventions Agreement executed by Executive (the “Confidential Information Agreement”).

R E C I T A L S

A. The Company desires to assure itself of the continued services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide continued services to the Company on the terms herein provided.

C. The Parties desire to execute this Agreement to supersede in its entirety the Prior Agreement and reflect certain changes to Executive’s employment with the Company effective as of the Effective Date.

D. Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

(c) Position and Duties. Executive shall continue to have the title of Senior Vice President and Chief Financial Officer, and shall report to the Chief Executive Officer of the Company. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will continue to be expected to comply with Company policies.

(d) Location. Executive shall perform services for the Company at the Company’s offices located in Redwood City, California or, with the Company’s consent, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(e) Exclusivity. During the term of this Agreement,

(i) Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (A) accept any other employment or consultancy or (B) serve on the board of directors or similar body of any other entity, unless such position under this subsection (e)(i)(A) or (B) is approved by the Chief Executive Officer of the Company (which such approval shall continue until such time as the Company provides notice to Executive that, in its reasonable judgment, such position is with a company that is competitive with the Company, interferes with Executive’s duties to the Company or places Executive in a Competing Position with, or otherwise conflicts with, the interests of the Company, at which time the Company and Executive will discuss such conflict and the parties will use reasonable efforts to reach agreement on its resolution); provided that Executive may engage in civic and not-for-profit activities, so long as such activities, in the aggregate, do not conflict with the interests of the Company or materially interfere with the performance of Executive’s duties to the Company.

(ii) Except with the prior written approval of the Chief Executive Officer (which the Chief Executive Officer may grant or withhold in his or her discretion), Executive will not, while employed with the Company, or during any period during which Executive is receiving compensation or any other consideration for services from the Company, engage, directly or indirectly, in any business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a Competing Position to, that of the Company or any of its subsidiaries or affiliates and/or any or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”).

(iii) During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any financial position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, competitive with the business of the Company or any of its Affiliates; provided, however, Executive may accept equity compensation related to the positions or business activities engaged in which have been approved by the Company pursuant to subsections (e)(i) and (ii) above. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute breach of this Section 1(e).

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (“Base Salary”) will continue to be $270,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or a committee of the Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary, if any, will be made solely at the discretion of the Board or a committee of the Board.

(b) Bonus. Executive shall also continue to be eligible for an annual discretionary bonus of 25% of Executive’s then-Base Salary as determined by the Board or a committee of the Board in its sole discretion, based upon the Board’s or a committee of the Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals. The applicable performance goals shall be established by the Board or a committee of the Board, in their sole discretion, and set out in writing on or before the 90th day of each calendar year. The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th following the end of the applicable calendar year. The amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Board or a committee of the Board from time to time.

(c) Equity Awards.

(i) Executive shall be eligible to receive grants of equity awards in the Company’s sole discretion.

(ii) In the event a Change in Control is consummated prior to the earlier of December 31, 2015 or approval of a new drug application (NDA) for patiromer by the Food and Drug Administration (FDA), then, effective as of the first anniversary of the Change in Control, each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award, subject to Executive continuing to provide services to the Company or the surviving company through such date. For the avoidance of doubt, if a Change in Control is consummated on or after January 1, 2016, then this Section 2(c)(ii) is of no force or effect.

(d) Vacation; Benefits. Executive shall continue to be entitled to paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(e) Business Expenses. The Company shall continue to reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.

(f) Additional Matters. Additional matters regarding Executive’s employment with the Company shall be as set forth on an appendix attached hereto and signed by both Parties.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations.

(i) Confidentiality Without limiting the Confidential Information Agreement, except (A) as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, (B) as required by applicable law or (C) in accordance with Section 4(a)(iii) below, while Executive is employed by the Company, and thereafter, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement.

(ii) Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 4(a). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(iii) Response to Legal Process. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(iv) Survival of Provisions. The provisions of this Section 4(a) shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s annual base salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements

(c) Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes and fails to revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to nine (9) months of Executive’s then-existing base salary in effect as of Executive’s termination date, less applicable withholdings, and payable in a lump sum on the first regular payroll date following the date of Executive’s Release of Claims becomes effective and irrevocable.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the ninth (9th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section 4(c)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(d) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and fails to revoke during any applicable revocation period a Release of Claims within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to (i) twleve (12) months of Executive’s then-existing annual base salary in effect as of Executive’s termination date plus (ii) Executive’s target annual bonus award, pro-rated based on the total number of days elapsed in the calendar year as of the termination date, but only if, as of the date of Executive’s termination of employment, the Company and Executive were “on target” to achieve all applicable performance goals for such annual bonus as determined by the Board or a committee of the Board in their sole discretion. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable.

(ii) Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such termination date.

(iii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelfth (12th) full calendar month anniversary following the date Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section 4(d)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(e) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, the Prior Agreement and any severance plan of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

(g) Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full

Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(a) If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

9. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company’s, the Prior Agreement, and any accelerated vesting provisions of Executive’s equity award agreements. Executive agrees and acknowledges that this Agreement supersedes and replaces in its entirety the Prior Agreement. The Company’s Executive Severance Benefit Plan, as amended, shall be of no further force and effect and has been terminated by the Board.

(d) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Chief Executive Officer of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(g) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(h) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 10(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first day of the seventh month following the date of the Executive’s separation from service, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct. The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole discretion.

(b) Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes): (i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction, (ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; (iii) the dissolution or liquidation of the Company; or (iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(c) Change in Control Period. “Change in Control Period” means the twelve (12) month period of time commencing upon the effective date of a Change in Control.

(d) Competing Position. “Competing Position” shall mean engaging, directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the Company and/or any of its Affiliates.

(e) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason.

(f) Good Reason. “Good Reason” means Executive’s resignation from all positions he or she then holds with the Company if (i) (A) there is a material diminution in Executive’s duties and responsibilities with the Company; provided, however, that a change in title or reporting relationship will not constitute Good Reason; (B) there is a material reduction of Executive’s base salary; provided, however, that a material reduction in Executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) Executive is required to relocate Executive’s primary work location to a facility or location that would increase Executive’s one-way commute distance by more than twenty-five (25) miles from Executive’s primary work location as of immediately prior to such change, (ii) Executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

RELYPSA, INC.

By:	/s/ John A. Orwin

Title:	President and Chief Executive Officer

Date: October 31, 2013

EXECUTIVE

/s/ Kristine M. Ball
Name:	Kristine M. Ball

Date: October 31, 2013

Signature Page to Employment Agreement